Exhibit 99.1

Amedica Announces Pricing of $11 Million Public Offering

SALT LAKE CITY, July 5, 2016 – Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride ceramics, today announced the pricing of an underwritten public offering of units for gross proceeds of $11 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Amedica.

The offering is comprised of Class A Units, priced at a public offering price of $1.00 per unit, with each unit consisting of one share of common stock and one five-year warrant (each, a “warrant”) to purchase one share of common stock with an exercise price of  $1.00 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of preferred stock which is convertible into 1,000 shares of common stock and 1,000 warrants. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed priced and do not contain any variable pricing features nor any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to extent dividends are also paid on the common stock), liquidation preference or other preferences over common stock. The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about July 8, 2016, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), and Maxim Group LLC are acting as joint book-running managers in connection with the offering.

A total of 3,608,000 shares of common stock, 7,392 shares of preferred stock convertible into 7,392,000 shares of common stock, and warrants to purchase 11,000,000 shares of common stock will be issued in the offering.

In addition, Amedica has granted the underwriters a 45-day option to purchase up to 1,650,000 additional shares of common stock and/or additional warrants to purchase up to 1,650,000 shares of common stock solely to cover over-allotments, if any, at the public offering price per share and warrant less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-211520), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 1, 2016.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering will be filed by Amedica with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 570 Lexington Avenue, 11th Floor, New York, New York 10022, by calling (212) 409-2000 or from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 by calling (212) 895-3745.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These statements and similar statements are subject to risks and uncertainties such as changes in the market impacting the ability of the Company to close the expected offering. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com